Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	December 1, 2003 through December 31, 2003
Payment Date	January 26, 2004

Aggregate Amount Collected for the Collection Period

Interest	$3,364,160.00
Principal Collections	$41,877,722.11
Substition Amounts	$—
Additional Draws	$23,825,363.85

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,396,654.64	1.163878867
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,817,505.36
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$18,143,178.98	15.11931582
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,817,505.36

Balances

		Percentage Interest
Beginning Note Balance		$1,032,249,175.77	86.02%
Ending Note Balance		$1,014,105,996.79	84.51%
	Change	$18,143,178.98	1.51%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,047,785,358.23	87.32%
Ending Pool Balance		$1,029,642,179.25	85.80%
	Change	$18,143,178.98	1.51%
Beginning Principal Balance		$1,047,785,358.23	87.32%
Ending Principal Balance		$1,029,642,179.25	85.80%
	Change	$18,143,178.98	1.51%
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#		$
Two statement cycle dates:		3		$313,637.57
Three statement cycle dates:		3		$155,579.47
Four statement cycle dates:		2		$44,072.64
Five statement cycle dates:		2		$75,674.73
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		2		$536,182.46
Foreclosures		1		$459,112.24
REO		—		$—
Liquidation Loss Amount		5		$90,820.72

Additional Information

Net WAC Rate	3.34%
Overcollateralization Target	$15,536,182.46
Overcollateralization Amount	$15,536,182.46
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	38.771%
Net CPR (1 mo. Annualized)	18.910%
Draw Rate (1 mo. Annualized)	24.120%
WAM	218.30
AGE	15.19

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator